Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

AFFIDAVIT OF MARC ABRAMS PURSUANT TO

LOCAL BANKRUPTCY RULE 9077-1(a)

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

MARC ABRAMS, being duly sworn, deposes and says:

1.             I am an attorney at law admitted in the State of New York and a member of the firm of Willkie Farr & Gallagher LLP, attorneys for the debtors and debtors in possession in the above-captioned cases (collectively, the “Debtors”).

2.             I submit this affidavit pursuant to Local Bankruptcy Rule 9077-1(a) in support of the proposed prefixed order to show cause respecting the Debtor’s motion (the “Motion”) for an order pursuant to sections 105, 363, 502, 507 and 1123 of title 11 of the United States Code (the “Bankruptcy Code”) authorizing the Debtors to: (i) expand the enumerated events that would trigger payment of the Breakup Fee;(1) (ii) revise certain provisions related to the No-Shop Requirement; and (iii) approve certain contract termination rights.

3.             By the prefixed Order to Show Cause, the Debtors seek to: (a) schedule a hearing on the Motion; (b) fix the timing and manner of notice of the hearing on the Motion; (c)

(1)           Terms not otherwise defined herein shall have the meaning ascribed to them in the Motion.

fix the time for serving and filing any objections to the Motion; and (d) obtain authorization to file the Motion, all documents related thereto and the Affidavit under seal.

4.             Rule 6004 of the Federal Rule of Bankruptcy Procedure (the “Bankruptcy Rules”), as supplemented by Federal Rule of Bankruptcy Procedure 9006(f), governs the procedure for motions for approval of the use of estate property out of the ordinary course of business. Pursuant to Bankruptcy Rule 6004, the Motion must be served at least 20 days prior to the hearing thereon. Bankruptcy Rule 9006(f) provides for an additional three days notice if notice of a motion is being sent by first class mail.
Fed. R. Bank. P. 9006(f). The Debtors are seeking to shorten the period for notice of the Motion. Shortening the notice period is important because the Debtors are at a critical stage in their negotiations with a potential purchaser of substantially all of the assets of the Debtors.

5.             Section 107(b) of the Bankruptcy Code permits a court, after a request by a party in interest or sua sponte, to protect an entity with respect to sensitive commercial information. 11 U.S.C. § 107(b). Due to critical stage at which the Debtors’ negotiations with two potential bidders are, the Debtors are concerned that the public filing of the Motion (even if the precise relief sought therein was filed under seal) prematurely may telegraph information to the marketplace regarding a deal that is not fully negotiated and cause other bidders to withdraw, perhaps prematurely, from the auction process. Filing the Motion and all documents related thereto under seal and, if necessary, any objections thereto, while serving such documents only on the parties noted in the Order to Show Cause, in accordance with the prefixed Order to Show Cause, would best permit these parties in interest to evaluate the Debtors’ proposed actions while preserving the critical confidentiality surrounding these negotiations.

6.             By order dated September 27, 2004, this Court ordered the sealing of all information related to the Breakup Fee (as defined in the order), including objections and evidence related thereto. Further, at the October 22, 2004 hearing regarding the Breakup Fee, the Court sealed the courtroom and certain portions of the transcript. The relief sought by the Order to Show Cause is consistent with prior relief granted by the Court.

7.             I submit that, given the circumstances, it is appropriate for the Debtors to proceed by order to show cause rather than by notice of motion.

/s/ Marc Abrams
Marc Abrams

Sworn to before me this
8th day of April, 2005

/s/ Sonja S. Gillio
Notary Public

Notary Public, State of New York
No. 01G14833170
Qualified in Richmond County
Commission Expires April 30, 2007